Exhibit 99.1

PRESS RELEASE

(For release on Monday, March 21, 2004 at 6:00 a.m. Eastern Time)

I-Sector Reports Fourth Quarter and Year End 2004 Results

HOUSTON—(BUSINESS WIRE)—March 21, 2005—I-Sector Corporation (AMEX:ISR; “I-Sector” or the “Company”) today announced results for its fourth quarter and year ended December 31, 2004.

FINANCIAL RESULTS HIGHLIGHTS:

Three months ended December 31, 2004, compared to the same period in the previous year:

•	Revenue increased 59.6% to $24.3 million from $15.2 million.

•	Gross margin was 24.7% from 19.3%.

•	Gross profit increased 105% to $6.0 million from $2.9 million.

•	Operating income/loss improved $1.5 million to income of $945,000 from a loss of $570,000.

•	Net income/loss improved $1.1 million to a net profit of $822,000 from a net loss of $299,000.

•	Diluted earnings per share improved $0.23 to a profit of $0.15 from a loss of $0.08.

•	Revenue sources:

o	Product sales revenue increased 66.7% to $18.6 million from $11.2 million and gross margin increased to 18.3% from 11.6%.

o	Services revenue increased 39.7% to $3.5 million from $2.5 million, and gross margin increased to 40.7% from 39.1%.

o	Custom project/Stratasoft software revenue increased 40.9% to $2.2 million from $1.5 million, and gross margin increased to 54.7% from 42.6%.

Year ended December 31, 2004, compared to the prior year:

•	Revenue increased 49.7% to $93.1 million compared to $62.2 million.

•	Gross margin was 21.4% compared to 20.5%

•	Gross profit increased 56.8% to $20.0 million from $12.7 million.

•	Operating income/loss improved $4.0 million to income of $1.7 million from a loss of $2.3 million.

•	Net income/loss improved $3.3 million to a net profit of $1.5 million from a net loss of $1.8 million.

•	Diluted earnings per share improved $0.81 to a profit of $0.31 from a loss of $0.50 per share.

•	Revenue sources:

o	Product sales revenue increased 55.0% to $72.7 million from $46.9 million and gross margin percentage increased to 15.1% from 12.5%.

o	Services revenue increased 47.4% to $11.4 million from $7.7 million and gross margin increased to 36.2% from 30.3%.

o	Custom project/Stratasoft software revenue increased 19.5% to $9.0 million from $7.5 million and gross margin decreased to 53.9% from 60.4%.

Commenting on the quarterly and year end results, James H. Long, Chairman & Chief Executive Officer, stated, “We are pleased with the outstanding results for our fourth quarter and the year. We posted double digit revenue growth as well as improved gross margins from all three of our revenue sources as well as from all three of our business segments for the fourth quarter. The fourth quarter was our fourth consecutive quarter of profitability. The investments we have made in building a leading IP telephony solutions provider, with the technical competency to help enterprise customers transition to IP telephony technology, continue to pay off for us as the adoption of IP telephony technology by enterprise organizations continues. Our fourth quarter gross profit benefited from strong revenue growth together with improvement in gross margin. The growth in gross profit coupled with our control of operating expenses resulted in a record level of operating profitability for the fourth quarter and for the year. Gross profit margin for the quarter and the year reflects the accrual of the vendor incentives at December 31, 2004 that have historically not been determinable until paid, and these vendor incentives are typically been paid semiannually. Our service gross margins continued the trend of improvement in the fourth quarter, which was due to increased utilization of our engineering resources and increased revenues relative to some relatively fixed costs, and this, combined with substantial service revenue growth, contributed to the record level of profitability in the fourth quarter. I am very pleased to be able to announce our significant accomplishments during 2004, as well as outstanding results for the quarter and the year, and I want to take this opportunity to thank all of our team members for their part in our continued success.”

ADDITIONAL 2004 HIGHLIGHTS:

Below are some of the highlights of 2004 accomplishments:

•	Completed an equity offering in May.

•	Opened an additional branch office in San Antonio, Texas in July.

•	Significantly ramped up our new InterNetwork Experts federal government business, which posted a significant revenue increase over 2003.

•	Laid the foundation for supporting our IP telephony customers through our Netsurant post-sale remote managed service offering.

•	Introduced several new proprietary hardware products in our INX business unit.

•	Introduced new proprietary software products in our Stratasoft business unit to capitalize on the adoption of IP telephony and VoIP by enterprise customers.

•	Significantly increased the borrowing capacity under our credit facility.

•	Made substantial progress toward building a pipeline of potential acquisitions to enable geographic expansion in 2005 and beyond.

BALANCE SHEET AND PAST DUE DISD ACCOUNTS RECEIVABLES

Accounts receivable was abnormally high at December 31, 2004 due to past due amounts related to the Dallas Independent School District (“DISD”) project that was experiencing payment delays by the Schools and Libraries Division (the “SLD”) of the Universal Services Administration Company, a Federal organization under the Federal Communications Commission that administers the E-Rate program, a program that partially funds network and connectivity technology infrastructure for schools. As of December 31, 2005, $11.5 million of past due amounts related to the DISD project were outstanding, which increased total accounts receivables by such amount, and which resulted in reduced cash and increased short term debt. At December 31, 2004 we had outstanding interest-bearing debt of $8.1 million related to such past due accounts receivables. Since December 31, 2004 the SLD has paid a significant portion of these past due DISD-related accounts receivable and we have since moved forward with the DISD project, which we had put on hold in November 2004 pending resolution of past due accounts receivables. As of March 18, 2005, the SLD had paid $7.9 million of the amounts that were past due at December 31, 2004.

NEW OUTLOOK FORMAT

In the future, the Company will only provide guidance for a range of revenue for the current quarter, together with comments on the future with a longer-term view. However, because we previously provided net profit guidance for the first quarter of 2005 we will update such guidance at this time.

Brian Fontana, the Company’s Chief Financial Officer, commented, “After careful consideration, we came to the conclusion that our previous policy of providing a forecast for both revenue and profitability for the two near-term quarters results in no benefit to the Company and causes investors to focus on our ability to predict the short-term future rather than on our fundamental intermediate- to long-term performance. It is our belief that focusing our efforts on producing results, with a multi-year-view bias with respect to creating stockholder value, rather than trying to forecast the short-term future, is in the best interest of the Company and it stockholders. Each quarter, we plan to comment on our general views on the industry, our view of our position within the industry and our most important goals and targets. We will also provide limited comments on our goals and expectations for revenue growth and gross margins, expense structure, and certain other macro level attributes pertinent to our expected future financial performance.”

OUTLOOK:

The statements made in this Outlook section are made by the Company and are based on current expectations. These statements are forward-looking, and actual results may differ materially. Readers are cautioned to consider this fact and to pay particular attention to the statements made in the Safe Harbor Statement below. There are numerous risk factors that could negatively impact actual results. We base our outlook for the future on input received from our customers, sales staff and vendor partner input, our current view of market conditions, our internal goals for financial performance, our anticipated sales and marketing efforts, our anticipated vendor pricing for products that we resell to our customers, anticipated vendor incentive programs and our anticipated expense structure, some or all of which are impossible to predict with certainty.

Our plans and goals include:

•	Continuing to produce revenue growth from our existing offices in our current geographic markets in Texas. We expect that our growth rate will slow for these existing offices because we have garnered a significant market share in the Texas market.

•	Continue to grow our Federal business unit, which is less mature than our Texas market business, since it was started in mid-2004.

•	Produce revenue growth from geographic expansion, both through the opening of new branch offices as well as through acquisitions of complementary businesses in new markets.

•	Increase revenue from our higher gross margin, proprietary Stratasoft software products by expanding the number and type of products we offer, and marketing these products to a broader spectrum of customers, including enterprise organizations that acquire Cisco-based IP telephony solutions from our InterNetwork Experts business unit.

•	Continue to expand our services offerings, and increase our services gross margin percentage, through continued marketing of our Netsurant branded post-sale support contracts for IP communications customers, as well as through continued growth of design and implementation revenues associated with product sales.

•	Control our operating expenses so that we achieve leverage of certain of our operating expenses relative to the growth of revenue and gross profit, in order to continue to improve our net operating profit margin.

With respect to the Company’s outlook for the upcoming twelve months, we expect revenue from our existing branch offices to continue to grow, but at slower rates than we have achieved over the past several years, because we have achieved significant market share in our existing markets. We believe revenue growth expectations of greater than approximately 20% from our existing offices in Texas over the upcoming twelve months would be optimistic. We expect our margins on product sales to remain relatively flat compared to 2004, but we expect these margins to fluctuate as much as a couple of percentage points on a quarter-to-quarter basis. We expect slight improvement in service margins due to our expectation of continued growth of Netsurant support contract revenues with a relatively fixed cost of sales component to such revenues. We expect to continue to incur approximately 23%-25% of period gross profit as sales commission expense since all of our business units pay variable sales commissions based on production. We expect to continue to achieve some level of leverage on certain of our fixed operating expenses, including rent, utilities, administration salaries and certain other operating expense categories. However, some of our operating expenses are expected to rise in 2005 as compared to 2004, including management salaries related to hiring a Chief Financial Officer at the beginning of 2005, and the rising cost of complying with Sarbanes-Oxley requirements, which we anticipate will add approximately $250,000 to $400,000 to operating expenses for 2005 as compared to 2004. We have a goal of improving net profitability at a faster rate than the growth of revenue over the next twelve months, although there is no assurance that we will be successful. In order to achieve this goal, we must ensure that the combined effect of improving our gross margin percentage on sales, together with leverage achieved on certain of our operating expenses, outweighs the growth of the other operating expense categories that are expected to increase significantly over the next twelve months, including for instance, the cost of Sarbanes-Oxley compliance.

With respect to the balance sheet, our largest non-cash asset has historically been accounts receivable, and payment delays due to administrative issues at the SLD have recently caused accounts receivables to be higher than normal, relative to revenue levels. While we have been informed that the SLD is making progress catching up on their administrative bill paying backlog, we anticipate we will continue to experience payment delays on most SLD-related accounts receivables in the near-term, and we expect that this will cause our accounts receivable to be higher than our expected and historical levels of approximately 50 to 60 days sales outstanding, for at least the next several quarters.

As announced earlier this morning, on March 18, 2005, stockholders approved the exchange of the minority interest and the assumption of stock options in our InterNetwork Experts subsidiary (the “Exchange”), which is more fully described in the definitive proxy statement filed with the Securities and Exchange Commission on February 14, 2005. We expect to record a one-time, non-cash charge to earnings of approximately $5.7 million in the first quarter ending March 31, 2005 related to the Exchange. We expect that this one-time, non-cash charge will not impact assets or liabilities. This non-cash charge is the result of the remeasurement of InterNetwork Experts stock options that were assumed by the Company in the Exchange, and which are now exercisable to acquire shares of I-Sector common stock. In addition, we expect to recognize other expenses of approximately $175,000 that are directly related to the Exchange, which includes legal and accounting fees, the costs of printing and mailing the proxy statement for the stockholder vote and American Stock Exchange listing fees.

Our current expectation for our operations for our first quarter ending March 31, 2005 is for revenue of approximately $23 to $25 million, which represents revenue growth of approximately 60% to 75% compared to the corresponding prior year period revenue of $14.3 million. Excluding the above-described one-time, non-cash charge and related expenses, we currently expect net income in the range of approximately $100,000 to $400,000 for our first quarter, which compares to net income of $39,000 for the corresponding prior year period. This is approximately in line with our previous guidance for the first quarter, adjusted for the impact of having accrued a significant vendor incentive at December 31, 2004. Historically, this vendor incentive had not been determinable until paid, which has been semiannually in the past. Our previous guidance for the first quarter included six months of estimated vendor incentive and our updated guidance includes an estimated three months of estimated vendor incentive because we now anticipate that we will recognize such vendor incentive quarterly, rather than semiannually, so long as such vendor incentive is determinable on a quarterly basis.

We expect the number of shares used in computing diluted earnings per share to increase by approximately 1.16 million shares to approximately 6.72 million shares because of the additional shares and options related to the Exchange. However, we expect the average shares used to calculate earnings per share for the first quarter to be only approximately 5.6 million since the Exchange occurred late in the quarter, and therefore we expect earnings per share, excluding the one-time, non-cash charge and related expenses, based on 5.6 million shares and net profit of $100,000 to $400,000, to be in the range of $0.02 to $0.07 for the first quarter ending March 31, 2005. This compares to net income of $0.01 per share for the corresponding prior year period. Including the expected one-time, non-cash charge of approximately $5.7 million and related expenses of approximately $175,000, we expect earnings per share to be a loss of approximately $0.98 to $1.03 per share for the first quarter.

The forecasts set forth above are for the current organization and do not include the effect of any future acquisitions. We anticipate making selective acquisitions during the next twelve months, and beyond, however, there can be no assurance that any acquisitions will be consummated.

CONFERENCE CALL:

An investor conference call and webcast will be held by the Company starting at 8:00 a.m. Eastern Time to present the results and updated outlook as well as provide an opportunity to answer investors’ questions in a public format. The conference call is expected to last approximately 45 minutes, and will be limited to a maximum duration of 60 minutes.

James Long, Chairman and Chief Executive Officer, Mark Hilz, President and Chief Operating Officer, and Brian Fontana, Chief Financial Officer, will be on the call to present information and answer investors’ questions.

Investors will be able to listen to and participate in the conference call by calling into the conference call, and will be able to view a related slide presentation via simultaneous webcast.

Internet access to the webcast will be at www.I-Sector.com/4Q04call, then click on “Attend Private Event/Call” and use access code x9769503.

To access the conference call within the U.S., dial (800) 895-3606. For international/toll access, dial (785) 424-1065.

The conference call and webcast will begin promptly at 8:00 a.m. Eastern Time. Investors wishing to participate should visit the webcast site and call into the conference call telephone number at least 10 minutes prior to that time.

Beginning approximately one hour after the end of the conference call, the webcast, including audio, will be available at the above Internet URL. Alternatively, a replay of only the audio portion of the conference call will be accessible by calling either (877) 693-4281 or (402) 220-1602. The archived webcast and the audio replay will be made available at least until the Company’s next financial results conference call.

SAFE HARBOR STATEMENT:

The statements contained in this document and during the related conference call that are not statements of historical fact (including in particular the statements made in the Outlook section and Mr. Long’s quotes above) including but not limited to, statements identified by the use of terms such as “anticipate,” “appear,” “believe,” “could,” “estimate,” “expect,” “hope,” “indicate,” “intend,” “likely,” “may,” “might,” “plan,” “potential,” “project,” “seek,” “should,” “will,” “would,” and other variations or negative expressions of these terms, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in the forward-looking statements in this document could differ materially from those stated in the forward-looking statements due to numerous factors, including:

•	Market and economic conditions, including capital expenditures by enterprises for communications products and services

•	Whether anticipated contracts from which we expect revenues, if any, in fact produce revenues, and whether that revenue, if any, is recognized in the quarters in which we expect it

•	The estimated needs of customers as conveyed to the Company and the nature and volume of products and services anticipated to be delivered

•	The Company’s ability to obtain sufficient volumes of products for resale and maintain its relationship with its key supplier, Cisco Systems, Inc.

•	The continuance of, and the Company’s ability to qualify for, sales incentive programs from its key supplier

•	The Company’s ability to attract and retain key management, sales and technical staff

•	Risks associated with entry into new markets

•	The Company’s ability to identify suitable acquisition candidates and successfully integrate acquired companies, and the risk of unexpected liabilities or loss of customers and other unforeseeable risks associated with making acquisitions.

•	Broad market acceptance of IP telephony in general and Cisco-centric products and technology in particular

•	The Company’s ability to finance continued growth

•	Unexpected losses related to customer credit risk

•	Catastrophic events

•	Uncertainties related to rapid changes in the information and communications technology industries

•	Other risks and uncertainties set forth from time to time in the Company’s public statements and its most recent Annual Report filed with the SEC on Form 10-K for the year 2003, as well as in the Form 10-K for 2004, which the Company currently plans to file on or before March 31, 2005, both of which will be available on the Company’s web site at www.I-Sector.com/Information/sec.asp

Recipients of this document are cautioned to consider these risks and uncertainties and to not place undue reliance on these forward-looking statements. The financial information contained in this release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q, each as it may be amended from time to time. The Company’s past results of operations are not necessarily indicative of its operating results for any future periods. The Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein to reflect any change in the Company’s expectations with regard thereto, or any change in events, conditions or circumstances upon which any statement is based.

ABOUT I-SECTOR CORPORATION:

I-Sector Corporation, headquartered in Houston, Texas (AMEX:ISR - News), is engaged in the area of providing information and communications technology, with a particular focus on Cisco-centric IP Communications solutions. Additional information about I-Sector is available on the Internet at www.I-Sector.com.

I-SECTOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands, except share and par value amounts)

	December 31,
	2003	2004
ASSETS
Current Assets:

Cash and cash equivalents	$2,172	$4,773
Accounts receivable – trade, net of allowance of $612 and $1,274	9,757	28,236
Accounts receivable – affiliates	16	20
Accounts receivable – other	29	21
Notes receivable, net of allowance of $373 and $872	676	1,231
Inventory	1,038	1,778
Cost and estimated earnings in excess of billings	1,452	1,663
Other current assets	943	310

Total current assets	16,083	38,032

Property and equipment, net of accumulated depreciation of $1,887 and $2,397	1,271	1,787
Notes receivable, net of allowance of $250 and $250	252	207
Patent license rights, net of accumulated amortization of $265 and $375	849	739
Other intangible assets, net of accumulated amortization of $335 and $630	317	374
Deferred offering costs	435	—

Total Assets	$19,207	$41,139

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:

Notes payable and current portion of long-term debt	$1,784	$8,220
Accounts payable	6,524	10,675
Billings in excess of cost and estimated earnings	262	63
Accrued expenses	2,676	4,171
Net liabilities related to discontinued operations	557	625
Deferred revenue	556	1,135

Total current liabilities	12,359	24,889

Long-term debt	229	122

Minority interest	—	279

Commitments and Contingencies

Stockholders’ Equity:
Preferred stock, $.01 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.01 par value, 15,000,000 shares authorized, 4,762,809 and 5,201,354 issued	48	52
Additional paid in capital	10,853	17,350
Additional paid in capital – other	337	163
Treasury stock, at cost 811,800 and 0 shares	(1,373)	—
Retained deficit	(3,246)	(1,716)

Total stockholders’ equity	6,619	15,849

Total Liabilities and Stockholders’ Equity	$19,207	$41,139

I-SECTOR CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share amounts)

	Year Ended December 31,
	2002	2003	2004
Revenue:
Products	$29,805	$46,900	$72,680
Services	5,647	7,725	11,393
Custom projects	6,569	7,527	8,996

Total revenue	42,021	62,152	93,069

Cost of goods and services:
Products	26,437	41,060	61,694
Services	4,395	5,383	7,273
Custom projects	2,920	2,982	4,150

Total cost of goods and services	33,752	49,425	73,117

Gross profit	8,269	12,727	19,952

Selling, general and administrative expenses	10,625	15,061	18,254

Operating income (loss)	(2,356)	(2,334)	1,698
Interest and other income (expense), net	115	107	(108)

Income (loss) from continuing operations before income tax benefit	(2,241)	(2,227)	1,590
Income tax benefit	1,595	181	19
Net income (loss) from continuing operations before minority interest	(646)	(2,046)	1,609

Minority interest	—	—	(117)
Net income (loss) from continuing operations	(646)	(2,046)	1,492
Gain on disposal of discontinued operations, net of taxes	262	210	38

Net income (loss)	$(384)	$(1,836)	$1,530

Net income (loss) per share
Basic:
Net income (loss) from continuing operations before minority interest	$(0.17)	$(0.55)	$0.35
Minority interest	—	—	(0.03)
Gain on disposal of discontinued operations, net of taxes	0.07	0.06	0.01

Net income (loss) per share	$(0.10)	$(0.49)	$0.33

Diluted:
Net income (loss) from continuing operations before minority interest	$(0.17)	$(0.56)	$0.32
Minority interest	—	—	(0.02)
Gain on disposal of discontinued operations, net of taxes	0.07	0.06	0.01

Net income (loss) per share	$(0.10)	$(0.50)	$0.31

Shares used in computing net income (loss) per share:
Basic	3,709,689	3,691,052	4,569,507

Diluted	3,709,689	3,691,052	5,004,393

I-SECTOR CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(In thousands, except share and per share amounts)

	Quarter Ended		Year Ended
	December 31,		December 31
	2003	2004	2003	2004
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue:
INX	$12,456	$20,278	$49,975	$77,926
Stratasoft	1,532	2,159	7,527	8,996
Valerent	1,296	1,990	5,076	6,942
Eliminations	(63)	(132)	(426)	(795)

Total	15,221	24,295	62,152	93,069
Gross Profit
INX	1,936	4,199	6,939	12,941
Stratasoft	653	1,180	4,545	4,846
Valerent	342	629	1,243	2,165
Eliminations	1	—	—	—

Total	2,932	6,008	12,727	19,952
Selling, general and administrative expenses
INX	1,526	2,761	6,045	10,295
Stratasoft	1,194	1,530	5,888	5,100
Valerent	412	488	1,963	1,886
Corporate	369	284	1,165	973
Eliminations	(1)	—	—	—

Total	3,502	5,063	15,061	18,254
Operating Income
INX	410	1,438	894	2,646
Stratasoft	(541)	(350)	(1,343)	(254)
Valerent	(70)	141	(720)	279
Corporate	(369)	(284)	(1,165)	(973)

Total	(570)	945	(2,334)	1,698

Interest and other income, net	12	(118)	107	(108)
Income (loss) from continuing operations before benefit for income taxes	(558)	827	(2.227)	1,590
Benefit for income taxes	88	19	181	19
Net income (loss) before minority interest	(470)	846	(2,046)	1,609
Minority Interest	—	(61)	—	(117)
Gain on disposal of discontinued operations, net of taxes	171	37	210	38

Net income (loss)	$(299)	$822	$(1,836)	$1,530

Net income (loss) per share:
Basic:
Net income (loss) from continuing operations	$(0.12)	$0.16	$(0.55)	$0.35
Minority interest	—	(0.01)	—	(0.03)
Gain on disposal of discontinued operations, net of taxes	0.04	0.01	0.06	0.01

Net income (loss) per share	$(0.08)	$0.16	$(0.49)	$0.33

Diluted:
Net income (loss) from continuing operations	$(0.12)	$0.15	$(0.56)	$0.32
Minority interest	—	(0.01)	—	(0.02)
Gain on disposal of discontinued operations, net of taxes	0.04	0.01	0.06	0.01

Net income (loss) per share	$(0.08)	$0.15	$(0.50)	$0.31

CONTACT:

I-Sector Corporation
James H. Long, Chairman & CEO, 713-795-2000

or

PR Financial Marketing LLC
Jim Blackman, 713-256-0369

jimblackman@prfinancialmarketing.com